EXHIBIT 10.8

MERGER AGREEMENT

This Merger Agreement (the “Agreement”) is entered into on March 19, 2010, by and among  Tedom Capital, Inc., a Delaware corporation (“Tedom”), Tedom Acquisition Corporation, a Florida corporation and a newly-created wholly-owned subsidiary of Tedom (“Merger Sub”), and  eLayaway, Inc., a Florida corporation (“eLayaway”) (each a “Party;” collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 8 below.

Recitals

A.    eLayaway currently has issued and outstanding (i) 9,221,517 shares of no par value common stock (the “eLayaway Common Stock”), (ii) 1,854,013 shares of $0.719 par value Series A Convertible Preferred Stock (the “eLayaway Series A”), (iii) 2,788,368 shares of $0.705 par value Series B Convertible Preferred Stock (the “eLayaway Series B”), (iv) 3,142,452 shares of $1.15 par value Series C Convertible Preferred Stock (the “eLayaway Series C”), (iv) 154,282 shares of $1.588 par value Series D Convertible Preferred Stock (the “eLayaway Series D”) and (vi) warrants to purchase up to 2,265,945 shares of eLayaway’s common stock (the “eLayaway Warrants;” and collectively with the eLayaway Common Stock, the eLayaway Series A, the eLayaway Series B, the eLayaway Series C and the eLayaway Series D, the “eLayaway Securities”).

B.   Pursuant to the provisions of this Agreement, the Parties now desire to effect a reverse triangular merger (the “Merger”) as a result of which (i) Merger Sub shall merge with and into eLayaway, (ii) the holders of the eLayaway Securities, as listed on the attached Exhibit A (the “eLayaway Security Holders”), shall collectively receive (or, in the case of the eLayaway Warrants, have the right to receive) an aggregate of 18,293,605 shares of Tedom (subject to reduction for any Dissenting Shares) in exchange for their eLayaway Securities (as described in more detail below) and (iii) eLayaway shall become a wholly-owned subsidiary of Tedom.

C.   The Merger is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.   The Transaction.

A.   The Merger. On and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into eLayaway. Pursuant to the Merger, the eLayaway Securities shall be converted into shares of Tedom at the rate set forth herein. eLayaway shall be the corporation surviving the Merger (after the Closing, the “Surviving Corporation”), and the separate corporate existence of Merger Sub shall cease.

B.   Closing. The closing of the Merger (the “Closing”) shall take place on April 12, 2010, or on such other date as the Parties may mutually agree in writing. The Closing may take place either in-person, at such location as the Parties may agree, or by such other means as is mutually agreeable to the Parties.

C.   Articles of Merger. At the Closing of the Merger, Tedom shall file with the Florida Department of State the Articles of Merger between eLayaway and Merger Sub, in a form provided by eLayaway (the “Articles of Merger”).

D.   Effect of the Merger.

(1)   General. The Merger shall become effective upon the filing of the Articles of Merger with the Florida Department of State (the “Effective Date”). The Merger shall have the effect set forth in the FBCA. The Surviving Corporation may, at any time after the Closing, take any action, including executing or delivering any document, in the name and on behalf of either eLayaway or Merger Sub, in order to carry out and effectuate the transactions contemplated by this Agreement.

(2)   Directors and Officers. At the Closing, the existing officers and directors of Tedom and Merger Sub shall resign, and the officers and directors of eLayaway immediately prior to the Closing shall be appointed as officers and directors of Tedom and the Surviving Corporation.

(3)   Conversion of the eLayaway Securities.

(a)   Conversion. At and as of the Effective Date, by virtue of the Merger and without any further action on behalf of the Parties or any eLayaway Security Holder, (i) each share of eLayaway Common Stock that is not a Dissenting Share shall automatically be converted into and become one (1) validly issued, fully paid and non-assessable share of $0.001 par value common stock of Tedom (the “Tedom Common Stock”), (ii) each share of eLayaway Series A that is not a Dissenting Share shall automatically be converted into and become one (1) validly issued, fully paid and non-assessable share of $0.719 par value Series A Convertible Preferred Stock of Tedom (the “Tedom Series A”), (iii) each share of eLayaway Series B that is not a Dissenting Share shall automatically be converted into and become one (1) validly issued, fully paid and non-assessable share of $0.705 par value Series B Convertible Preferred Stock of Tedom (the “Tedom Series B”), (iv) each share of eLayaway Series C that is not a Dissenting Share shall automatically be converted into and become one (1) validly issued, fully paid and non-assessable share of $1.15 par value Series C Convertible Preferred Stock of Tedom (the “Tedom Series C”), (v) each share of eLayaway Series D that is not a Dissenting Share shall automatically be converted into and become one (1) validly issued, fully paid and non-assessable share of $1.588 par value Series D  Convertible Preferred Stock of Tedom (the “Tedom Series D”), (vi) each eLayaway Warrant for two (2) shares shall automatically be converted into and become a warrant to purchase one (1) validly issued, fully paid and non-assessable share of Tedom Common Stock (the “Tedom Warrants;” and collectively with the Tedom Common stock, the Tedom Series A, the Tedom Series B, the Tedom Series C and the Tedom Series D, the “Tedom Securities”), (vii) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of applicable state law and (viii) all the eLayaway Securities that are unissued or held in treasury shall be cancelled.

(b)   Share Certificates.

(i)   Following the Closing, upon a holder’s surrender of an original stock certificate or other document representing the eLayaway Securities, Tedom shall cause to be issued a stock certificate or other document for the appropriate Tedom Securities in the name of such holder, bearing any necessary or appropriate restrictive legend. Tedom shall not pay any dividend or make any distribution on the Tedom Securities with a record date at or after the Closing until the eLayaway Security Holders have surrendered for exchange their certificates or other documents that represented the eLayaway Securities.

(ii)   If any certificate evidencing the eLayaway Securities has been lost, stolen or destroyed, upon delivery of an affidavit in form acceptable to Tedom’s stock transfer agent of that fact by the Person claiming the certificate to be lost, stolen or destroyed and such Person’s purchase of an indemnity bond in such amount as such stock transfer agent may direct, Tedom shall cause to be issued in replacement thereof a certificate for the applicable number of shares of the appropriate Tedom Security.

(c)   Cancellations; Transfers. As of the Closing of the Merger, the eLayaway Securities shall be deemed canceled and shall cease to exist, and each holder of an eLayaway Security shall cease to have any rights with respect thereto, other than those expressly set forth in this Section 1.D(3). After the Closing, transfers of the eLayaway Securities outstanding prior to the Closing shall not be made on the books of the Surviving Corporation. Notwithstanding anything to the contrary herein, neither the Surviving Corporation nor any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(4)   Conversion of Merger Sub Securities. At the Effective Time, each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one share of the common stock of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate formerly evidencing ownership of shares of Merger Sub Common Stock shall, from and after the Effective Time, instead evidence only ownership of such shares of Surviving Corporation Common Stock.

(5)   Articles of Incorporation and Bylaws. The Articles of Incorporation of eLayaway, as of immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of eLayaway, as of immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

(6)   Lock-Up of the Tedom Securities.

(a)    Each holder of the Tedom Securities issued pursuant this Agreement, shares issuable upon any permitted conversion of the Tedom Securities issued pursuant to this Agreement and shares issuable upon exercise of the Tedom Warrants issued pursuant to this Agreement (collectively, the “Lock-Up Shares”) shall be prohibited from, directly or indirectly, selling, offering to sell, contracting to sell, assigning, pledging, hypothecating, encumbering or otherwise transferring, or entering into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition (collectively, a “Transfer”) of any Lock-Up Shares during the period commencing on the Effective Date and ending on the one-year anniversary of the Effective Date (the “Lock-Up Period”).

(b)   The consummation of the Merger is expressly conditioned on the foregoing restriction and is intended to preclude holders of the Lock-Up Shares from engaging in any hedging or other transaction during the Lock-Up Period that is designed to, or reasonably expected to lead to or result in, a Transfer of the Lock-Up Shares. Such prohibited hedging or other transaction would include, without limitation, any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to the Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares.

(c)   The Lock-Up Shares shall be subject to the entry of stop transfer instructions with Tedom’s stock transfer agent against the Transfer of the Lock-Up Shares except in compliance with the terms and conditions of this Agreement and certificates for the Lock-Up Shares (whether issued at the Closing or thereafter) shall bear a legend providing notice of the Transfer restrictions imposed by this Section until such time as the Lock-Up Period has expired.

(d)   Upon the expiration of the Lock-Up Period, Tedom shall cause to have any and all restrictions issued pursuant to this Agreement removed and or lifted, as the case may be.

(e)   The restrictions contained in this Agreement shall not apply to shares of Tedom’s capital stock acquired by the holders of the Lock-Up Shares in the open market.

2.   Conditions to Obligations to Close.

A.   Conditions to Tedom’s and Merger Sub’s Obligations. The obligation of each of Tedom and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1)   The representations and warranties of eLayaway set forth in Section 4 shall be true and correct in all respects as if made at and as of the Closing;

(2)    eLayaway shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

(3)   There shall not be any judgment, order, decree or injunction in effect that would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) adversely affect the right of Tedom to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (iv) adversely affect the right of the Surviving Corporation to own its assets and to operate its business;

(4)   eLayaway shall not have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business which results in an Adverse Effect;

(5)   The Merger shall have been duly approved by the Board of Directors of eLayaway and the requisite number of shares held by eLayaway Security Holders;

(6)   eLayaway shall have delivered to Tedom a certificate to the effect that each of the conditions specified in subparagraphs (1) to (5) above has been satisfied in all respects;

(7)   eLayaway shall have delivered to Tedom its audited financial statements for the year ended December 31, 2009, and Tedom shall be satisfied, in its sole and absolute discretion, with the information contained in those financial statements;

(8)   eLayaway shall have provided Tedom with an amendment to Tedom’s Certificate of Incorporation (the “Certificate Amendment”) which (i) specifies the rights, preferences and privileges of the Tedom Series A, the Tedom Series B, the Tedom Series C and the Tedom Series D (collectively, the “Tedom Preferred”) in substantially the same form as the eLayaway Series A, the eLayaway Series B, the eLayaway Series C and the eLayaway Series D (except as provided below), (ii) provides for such other series of Tedom preferred stock as eLayaway may determine, in its sole and absolute discretion, and (iii) contains, as to each series of Tedom Preferred, a provision acceptable to Tedom stating that any Tedom Common Stock obtainable upon conversion of such Tedom Preferred shall be non-transferable until one year after the Closing;

(9)   eLayaway’s counsel shall have provided to Tedom’s stock transfer agent and/or other appropriate Person(s) a legal opinion with respect to the issuance of the Tedom Securities in compliance with federal and/or applicable state securities laws in such form as the requesting Person may agree to accept from such counsel;

(10)   Upon completion of the Merger, Tedom’s capital structure shall be as shown on the attached Exhibit B; and

(11)   eLayaway shall have at least $100,000 in cash available for operations and payment of its expenses in connection with the preparation of this Agreement and the completion of the Merger.

Tedom and Merger Sub may waive any condition specified in this Section 2.A if they do so in writing at or prior to the Closing.

B.   Conditions to eLayaway’s Obligation. The obligation of eLayaway to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1)   The representations and warranties of Tedom and Merger Sub set forth in Section 5 shall be true and correct in all respects at and as of the Closing;

(2)   Each of Tedom and Merger Sub shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

(3)   There shall not be any judgment, order, decree or injunction in effect that would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(4)   Tedom and/or Merger Sub shall not have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business which results in an Adverse Effect;

(5)   The Merger shall have been duly approved by the Board of Directors of Tedom and Merger Sub and by Tedom as the sole stockholder of Merger Sub;

(6)   Tedom and Merger Sub shall have delivered to eLayaway a certificate to the effect that each of the conditions specified in subparagraphs (1) to (5) above has been satisfied in all respects;

(7)   Tedom shall have (i) completed a 3-for-1 forward split of the Tedom Common Stock (the “Forward Split”) and (ii) completed a transaction, duly approved by Tedom’s stockholders, by which Naven Properties, LLC (“Naven”) shall purchase all of Tedom’s assets in return for the cancellation of all of the Tedom Common Stock then held by Naven and Naven’s assumption of all of Tedom’s known liabilities as of the Closing;

(8)   Tedom shall have (i) had the Certificate Amendment duly approved by its Board of Directors and stockholders and (ii) filed the Certificate Amendment with the Delaware Department of State.

(9)   Concurrent with the Closing, certain shareholders of Tedom shall have transferred and delivered to certain shareholders of eLayaway an aggregate of 481,515 post-Forward Split shares of free-trading Tedom Common Stock pursuant to such terms as those shareholders shall mutually agree;

(10)   Upon completion of the Merger, Tedom’s capital structure shall be as shown on the attached Exhibit B; and

(11)   Tedom shall have delivered to eLayaway, effective as of the Closing, (i) appointments of the officers and directors of eLayaway immediately prior to the Closing as the officers and directors of Tedom and (ii) the resignations of each pre-Closing director and officer of Tedom and Merger Sub.

eLayaway may waive any condition specified in this Section 2.B if it does so in writing at or prior to the Closing.

3.   Pre-Closing Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement until the Closing or termination of this Agreement:

A.   General. Each of the Parties shall use reasonable commercial efforts to prepare, execute and deliver all documents, and take all other actions, as may be necessary or appropriate in order to consummate the transactions contemplated by this Agreement as soon as practicable, including the satisfaction of all of the Closing conditions set forth in Section 2 above.

B.   Third Party Notices and Consents. Each Party shall promptly give any notices to third parties, and shall use reasonable commercial efforts to obtain any third-party consents, that may be necessary or appropriate in connection with this Agreement.

C.   Governmental Authorities; Form 8-K Filings. Each Party shall promptly give any notices to, make any filings with, and use reasonable commercial efforts to obtain any authorizations, consents and/or approvals of, the SEC, any applicable state securities authority and/or any other Governmental Authority that may be required in connection with this Agreement;  provided, however, that eLayaway’s counsel shall be responsible for (i) determining the existence of all securities law registration exemptions that may be required in order for Tedom to issue the Tedom Securities in compliance with federal and applicable state securities laws and (ii) preparing, in Tedom’s name, all filings that may be required in connection with such exemptions (collectively, the “Transaction Securities Matters”). Each Party shall promptly provide the other with such information and/or assistance as the other may reasonably request in connection with the foregoing. Tedom shall provide for review by eLayaway’s counsel a copy of each Form 8-K to be filed by Tedom prior to the Closing, such document to be provided prior to its filing with the SEC.

D.   Reasonable Access. Each Party shall permit representatives of the other Parties  (including legal counsel and accountants) to have reasonable access, during normal business hours and on reasonable notice, to all information (including tax information) concerning its business, properties and personnel. The receiving Party (i) shall treat and hold as confidential any Confidential Information it receives from another Party, (ii) shall not use any Confidential Information of another Party except in connection with this Agreement and (iii) if this Agreement is terminated for any reason whatsoever, agrees to promptly return to the disclosing Party all tangible embodiments of that Party’s Confidential Information as may be in the receiving Party’s possession.

E.   Notice of Developments. Each Party shall give prompt written notice to the others of any material adverse development that has caused, or could be reasonably expected to cause, a breach of any of its representations, warranties and/or covenants in this Agreement. The Parties agree that no disclosure pursuant to this Section shall be deemed to amend or supplement the eLayaway Disclosure Schedule or the Tedom Disclosure Schedule (as appropriate) or prevent or cure any misrepresentation, breach of warranty or breach of covenant with respect to this Agreement.

4.   eLayaway’s Representations and Warranties. eLayaway represents and warrants to Tedom that, except as set forth in a disclosure schedule provided by eLayaway to Tedom (the “eLayaway Disclosure Schedule”), the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing, as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4:

A.   Organization, Qualification, and Corporate Power. eLayaway is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. eLayaway is duly authorized or qualified to conduct business, and is in good standing, under the laws of each jurisdiction where such authorization or qualification is required. eLayaway has the full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. eLayaway has no subsidiaries.

B.   Capitalization; Warrants, Options and Other Rights.

(1)   The authorized capital stock of eLayaway consists solely of (i) 100,000,000 shares of no par value common stock, of which only the eLayaway Common Stock is issued and outstanding, and (ii) 50,000,000 shares of preferred stock, of which only the eLayaway Series A, the eLayaway Series B, the eLayaway Series C and the eLayaway Series D are issued and outstanding. As of the Closing, all of such issued and outstanding shares of capital stock shall (i) be duly authorized, validly issued, fully paid and non-assessable and (ii) have been issued in compliance with all applicable state and federal securities laws.

(2)   As of the Closing, there are (i) except for the eLayaway Warrants, no warrants or options outstanding for the purchase of shares of eLayaway Common Stock or any other security of eLayaway and (ii) no preemptive, contractual, anti-dilutive and/or other rights outstanding for the acquisition of shares of eLayaway Common Stock or any other security of eLayaway. As of the Closing, all eLayaway Warrants have been issued in compliance with all applicable state and federal securities laws.

C.   Authorization of Transaction. eLayaway has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by eLayaway and the consummation by eLayaway of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by eLayaway, and, except as set forth herein, no other corporate proceedings on the part of eLayaway and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by eLayaway. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which eLayaway is a party constitute valid and legally binding obligations of eLayaway, enforceable against eLayaway in accordance with their respective terms.

D.   Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which eLayaway is subject or any provision of the organizational documents of eLayaway or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which eLayaway is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the FBCA, eLayaway does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

E.   Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to eLayaway’s Knowledge threatened, against or involving eLayaway (either as a plaintiff or defendant) before any court, Governmental Authority or arbitrator. Neither eLayaway, nor to its Knowledge any officer, director or employee of eLayaway, has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of eLayaway. There is not in existence on the date hereof any order, judgment or decree of any court or any Governmental Authority enjoining or requiring eLayaway to take any action of any kind with respect to its business, assets or properties.

F.   Undisclosed Liabilities. eLayaway has no liability of any kind (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), including any liability for Taxes, except for liabilities set forth in eLayaway’s audited financial statements for the year ended December 31, 2009 (the “Audit Period”), and (ii) liabilities that have arisen in the Ordinary Course of Business after the Audit Period (none of which results from or relates to any breach of contract, breach of warranty, tort, infringement, or violation of law).

G.   Compliance with Laws. To its Knowledge, (i) eLayaway has all requisite licenses, permits and certificates from federal, state and local authorities necessary to conduct its business and own and operate its assets, except where the failure to have such licenses, permits and certificates would not reasonably be expected to have an Adverse Effect and (ii) the business and operations of eLayaway, as conducted since inception, have not violated, and as of the Closing do not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have an Adverse Effect. ELayaway has not received any notice or other communication from any Governmental Authority as to any violation or noncompliance on its part.

H.   Tax Treatment. eLayaway has not taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

I.   Absence of Certain Changes; Bankruptcy. Since the end of the Audit Period, there has been no Adverse Effect on the business, properties, operation, financial condition, results of operations or prospects of eLayaway. eLayaway has not taken any steps, and does not currently have any reasonable expectation of taking any steps, to seek protection pursuant to any bankruptcy law, nor does eLayaway have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.

J.   No Material Untrue Statements or Omissions. No information provided by or on behalf of eLayaway to Tedom and/or Merger Sub or any their representatives contains any untrue statement of a material fact or omits to state any material fact required to be stated therein in order to make the statements therein, in the light of the circumstances under which they are or were made, not materially misleading.

K.   Brokers’ Fees. eLayaway has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.   Tedom’s and Merger Sub’s Representations and Warranties.

Each of Tedom and Merger Sub represents and warrants to eLayaway, separately and not jointly, that, except as set forth in the Tedom SEC Reports or a disclosure schedule provided by Tedom to eLayaway (the “Tedom Disclosure Schedule”), the statements contained in this Section 5 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing, as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 5:

A.   Organization, Qualification, and Corporate Power. Each of Tedom and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Tedom and Merger Sub is duly authorized or qualified to conduct business, and is in good standing, under the laws of each jurisdiction where such authorization or qualification is required. Tedom and Merger Sub have full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Tedom has no subsidiaries other than Merger Sub.

B.   Capitalization. The authorized capital stock of Tedom consists solely of (i) 50,000,000 shares of common stock, of which 7,595,505 shares are issued and outstanding prior to the effectiveness of the Forward Split, and (ii) no shares of preferred stock (subject to the Tedom Preferred being issued at Closing). All of the issued and outstanding shares of Tedom Common Stock have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. At Closing, there shall be no other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Tedom or Merger Sub to issue, sell, or otherwise cause to become outstanding any of its capital stock.

C.   Authorization of Transaction. Tedom and Merger Sub have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Tedom and Merger Sub and the consummation by Tedom and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Tedom and Merger Sub, respectively, and, except as set forth herein, no other corporate proceedings on the part of Tedom or Merger Sub and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tedom and Merger Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Tedom and/or Merger Sub is a party constitute valid and legally binding obligations of Tedom and/or Merger Sub, as the case may be, enforceable against Tedom and/or Merger Sub, as the case may be, in accordance with their respective terms.

D.            Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) excluding the Transaction Securities Matters, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Tedom or Merger Sub is subject or any provision of the organizational documents of Tedom or Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Tedom or Merger Sub is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the DGCL, the FBCA, the Exchange Act, the Securities Act (other than the Transaction Securities Matters), and applicable state securities laws (other than the Transaction Securities Matters), neither Tedom nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

E.   Filings with SEC. Tedom has made all filings with the SEC that have been required under the Exchange Act (collectively the “Tedom SEC Reports”) since such time as such filings were first required. Each of the Tedom SEC Reports has complied with the Exchange Act in all material respects. None of the Tedom SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

F.   Financial Statements. Tedom has filed an annual report on Form 10-K for the fiscal year ended June 30, 2009 (the “Year End”) a report on Form 10-Q for the quarter ended December 31, 2009 (the “Quarter End”). The financial statements included in or incorporated by reference into the Tedom SEC Reports (including the related notes and schedules) (i) have been prepared in accordance with GAAP throughout the periods covered thereby, (ii) present fairly the financial condition of Tedom as of the indicated dates and the results of operations of Tedom for the indicated periods and (iii) are correct and complete in all respects, and are consistent with the books and records of Tedom and Merger Sub; provided, however, that the interim statements are subject to normal year-end adjustments.

G.   Events Subsequent to the Year End and Quarter End. Since the Year End and Quarter End, there has not been any Adverse Change.

H.   Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to Tedom’s Knowledge threatened, against or involving Tedom or Merger Sub (either as a plaintiff or defendant) before any court, Governmental Authority or arbitrator. Neither Tedom nor Merger Sub, nor to their Knowledge any officer, director or employee of Tedom or Merger Sub, has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Tedom or Merger Sub. There is not in existence on the date hereof any order, judgment or decree of any Governmental Authority enjoining or requiring Tedom or Merger Sub to take any action of any kind with respect to its business, assets or properties.

I.   Undisclosed Liabilities. Neither Tedom nor Merger Sub has any liability of any kind (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), including any liability for Taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Year End and Quarter End (rather than in any notes thereto), and (ii) liabilities that have arisen after the Year End and Quarter End in the Ordinary Course of Business (none of which results from or relates to any breach of contract, breach of warranty, tort, infringement, or violation of law).

J.   Compliance with Laws. To its Knowledge, (i) Tedom has all requisite licenses, permits and certificates from federal, state and local authorities necessary to conduct its business and own and operate its assets, except where the failure to have such licenses, permits and certificates would not reasonably be expected to have an Adverse Effect and (ii) the business and operations of Tedom, as conducted since inception, have not violated, and as of the Closing do not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have an Adverse Effect. Tedom has not received any notice or other communication from any Governmental Authority as to any violation or noncompliance on its part.

K.   Brokers’ Fees. Neither Tedom nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

L.   Tax Treatment. Neither Tedom nor Merger Sub has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

M.   No Liabilities. As of the Closing, neither Tedom nor Merger Sub shall have any liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, by virtue of contract, statute, regulation, law, equity or otherwise.

N.   OTC Bulletin Board Trading. Tedom meets all issuer and equity security requirements to permit the Tedom Common Stock to be quoted on the OTC Bulletin Board, and, to Tedom’s Knowledge, is entitled to continue to be so quoted following the Merger.

O.   Form S-3 Eligibility. Tedom meets all “Registrant Requirements” as set forth in Section I.A of the General Instructions to Form S-3 promulgated by the SEC.

P.   Stockholder Claims. There are no existing claims against Tedom by any current or former stockholder of Tedom and, to Tedom’s Knowledge, there are no facts or circumstances reasonably likely to result in any such claims.

Q.   Operations of Merger Sub. Merger Sub is a wholly-owned subsidiary of Tedom that was formed immediately prior to the date of this Agreement solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

R.   Banking Information. The attached Exhibit C sets forth a true, correct, and complete list of:

(1)   Each bank, savings and loan or similar financial institution in which Tedom or Merger Sub has an account or safe deposit box and the numbers of the accounts or safe deposit boxes maintained by Tedom or Merger Sub thereat; and

(2)   The names of all persons authorized to access each such account or any such safe deposit box.

S.   Powers of Attorney and Suretyships. Tedom does not have (i) any general powers of attorney outstanding, whether as grantor or grantee thereof, or (ii) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

T.    Tax Matters.

(1)   Within the times and in the manner prescribed by law, Tedom has filed all federal, state and local Tax Returns that it was required to file.

(2)   All Taxes owed by Tedom, whether or not shown on any Tax Return, have been paid.

(3)   Tedom has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(4)   Tedom has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes;

(5)   To Tedom’s Knowledge, no audits, assessments or other actions relating to its federal, state or local Tax Returns are currently in progress or threatened, no deficiencies have been asserted, proposed or threatened by any Tax authority and there are no matters under discussion with any Tax authority with respect to its Taxes.

(6)   Tedom is not a party to or bound by any Tax allocation or sharing agreement.

(7)   Tedom (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Tedom) or (ii) does not have any liability for the Taxes of any Person (other than itself and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(8)   Tedom has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(9)   Tedom has not filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations nor has Tedom agreed to have Section 341(f)(2) of the Code apply to any disposition of a “subsection (f) asset,” as such term is defined in Section 341(f)(4) of the Code.

(10)   Tedom has filed all required state and federal income tax returns for all periods through June 30, 2009, and shall file all such returns for all periods prior to Closing. Tedom does not and shall not owe any taxes or penalties for any such periods.

U.   Books and Records. The general ledger and books of account of Tedom and Merger Sub, all minute books of Tedom and Merger Sub, and all federal, state and local income, franchise, property and other Tax Returns filed by Tedom, are in all material respects complete and correct and have been prepared in accordance with good business practice and any procedures required by applicable laws and regulations.

V.   Investment Company. Tedom is not and never has been an “investment company” as such term is defined in Section 3 of the Investment Company Act of 1940, as amended.

W.   Absence of Certain Changes; Bankruptcy. Since December 31, 2009, there has been no Adverse Effect on the business, properties, operation, financial condition, results of operations or prospects of Tedom and/or Merger Sub. Tedom has not taken any steps, and does not currently have any reasonable expectation of taking any steps, to seek protection pursuant to any bankruptcy law, nor does it have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.

X.   No Material Untrue Statements or Omissions. No information provided by or on behalf of Tedom and/or Merger Sub to eLayaway or any of its representatives contains any untrue statement of a material fact or omits to state any material fact required to be stated therein in order to make the statements therein, in the light of the circumstances under which they are or were made, not materially misleading.

6.   Post-Closing Covenants.

A.   Future Financing. eLayaway and/or Tedom shall use reasonable commercial efforts to obtain at least $1,500,000 in debt and/or equity financing by July 1, 2010, with $500,000 being obtained by June 1, 2010.

B.   No Reverse Splits. Tedom shall not cause or allow any reverse split (or other action having a similar effect) with respect to its common stock for one year after the Effective Date.

C.   Delivery of Books and Records. Promptly after the Closing, Tedom’s former management shall deliver all of Tedom’s books and records (including, but not limited to, the Minute Book) to such location as Tedom’s new management may designate.

7.   Termination of this Agreement.

A.   Termination. The Parties may terminate this Agreement only as follows:

(1)    Tedom may terminate this Agreement by giving written notice to eLayaway at any time prior to the Closing in the event:

(a)   of an Uncured Breach by eLayaway;

(b)   Tedom is not reasonably satisfied with the results of its due diligence regarding eLayaway;

(c)   the Closing shall not have been consummated on or before 5:00 p.m. Los Angeles time on April 30, 2010; or

(d)   Tedom’s Board of Directors determines in good faith that the failure to terminate this Agreement would constitute a breach of its fiduciary duty to Tedom’s stockholders.

(2)    eLayaway may terminate this Agreement by giving written notice to Tedom at any time prior to the Closing in the event:

(a)   of an Uncured Breach by Tedom or Merger Sub;

(b)   eLayaway is not reasonably satisfied with the results of its due diligence regarding Tedom or Merger Sub;

(c)   the Closing shall not have been consummated on or before 5:00 p.m. Los Angeles time on April 30, 2010; or

(d)   eLayaway’s Board of Directors determines in good faith that the failure to terminate this Agreement would constitute a breach of its fiduciary duty to eLayaway’s stockholders.

(3)    Any Party may terminate this Agreement if a Governmental Authority of competent jurisdiction has issued an order or taken any other action which permanently restrains, enjoins or otherwise prohibits the Merger.

B.   Effect of Termination. If this Agreement is terminated pursuant to any part of this Section, the Parties shall have no further obligation of any kind.

8.   Definitions.

“Adverse Effect” or “Adverse Change” means any effect or change that would be, or could reasonably be expected to be, materially adverse to the business, assets, financial condition, operating results, operations, or business prospects of the applicable Party, or to the ability of the applicable Party to consummate timely the transactions contemplated by this Agreement, regardless of whether or not such material adverse effect or change can be or has been cured at any time or whether the applicable Party has knowledge of such effect or change on the date of this Agreement. The foregoing shall include any adverse change, event, development, or effect arising from or relating to: (i) general business or economic conditions, including such conditions related to the business of the applicable Party, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (iii) financial, banking, or securities markets, including any general suspension of trading in, or limitation on prices for, securities on any national exchange or trading market, (iv) changes in GAAP and (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority.

“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Code” means the Internal Revenue Code of 1986, as amended, or any succeeding law.

“Confidential Information” means material information concerning the business of a disclosing Party that is confidential or proprietary in nature relating to (i) the disclosing Party’s proprietary technology, including any patent applications, trade secrets, methods, data, processes, formulas, instrumentation, techniques, know-how, procedures, enhancements or improvements or (ii) the disclosing Party’s products, services, systems, finances, methods of operation, strategy, business plans, prospective or existing contracts or other business arrangements. The term “Confidential Information” shall not include any information that (i) prior to its disclosure by the disclosing Party is already lawfully and rightfully known by or available to the receiving Party, as evidenced by prior written records in the possession of the receiving Party, (ii) through no wrongful act, fault or negligence on the part of the receiving Party is or hereafter becomes part of the public domain, (iii) is lawfully received by the receiving Party from a third party without restriction and without breach of this Agreement or any other agreement, (iv) is approved for public release or use by written authorization of the disclosing Party, (v) the receiving Party can demonstrate was independently developed by it without reference to any Confidential Information or (vi) is disclosed pursuant to the request or requirement of a governmental agency or court of competent jurisdiction to the extent such disclosure is required by a valid law, regulation or court order and sufficient notice is given by the receiving Party to the disclosing Party of any such request or requirement in order to permit the disclosing Party to seek an appropriate protective order or exemption from such request or requirement.

“DGCL” means the General Corporation Law of the state of Delaware, as amended.

“Dissenting Share” means any eLayaway Security held of record by any stockholder who has exercised applicable appraisal rights under applicable state law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FBCA” means the Florida Business Corporation Act, as amended.

“FINRA” means Financial Industry Regulatory Authority, Inc. or any successor organization which regulates and administers trading in OTC Bulletin Board securities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Knowledge” means actual knowledge after reasonable investigation.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to nature, quantity and frequency.

“OTC Bulletin Board” means the over-the-counter bulletin board trading of securities administered by FINRA.

“Person” means an individual, partnership, corporation, limited liability company or other business entity, or a Governmental Authority.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment thereto.

“Uncured Breach” means a material breach of any representation, warranty or covenant contained in this Agreement which continues without cure for a period of five (5) days after written notice of the breach.

9.   General.

A.   Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure that is required by applicable law, in which case the dis closing Party shall advise the other Party prior to making the disclosure.

A.   Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

A.   Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights, interests, or obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties.

D.   Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

A.   Notices. All notices, requests, demands, claims, and other communications hereunder (collectively, the “Notices”) shall be in writing. Any Notice shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service, (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail or (iv) four business days after being mailed to the recipient by certified mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Ted Om or Merger Sub:
Ted Om Capital, Inc.
15332 Antioch St., Suite 448
Pacific Palisades, California 90272
Atta: Jason Weilert
Email: jweilert@tedomcapital.com

With a copy to:
David S. Hamilton, Esq.
5699 Kanan Road, #251
Agoura Hills, California 91301
Fax: (818) 879-5449
Email: dshatty@aol.com

If to eLayaway:
eLayaway, Inc.
1625 Summit Lake Drive
Hillside Building, Suite 205
Tallahassee, Florida 32317
Attn: Douglas Salie
Fax: (850) 877-7388
Email: doug.salie@elayaway.com

With a copy to:
David Rees, Esq.
Vincent & Rees
Walker Center
175 South Main, 15th Floor
Salt Lake City, UT 84111
Fax: (801) 355-5005
Email: drees@vincentrees.com

Any Party may change the address to which Notices are to be delivered by giving the other Parties notice in the manner herein set forth.

F.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

G.   Severability. The invalidity or unenforceablity of any provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the remaining provisions hereof or the validity or enforceability of that provision in any other situation or jurisdiction.

H.   Costs and Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this negotiation and preparation of this Agreement and the transactions contemplated hereby.

I.   Attorney’ Fees. If any Party to this Agreement (or permitted third party beneficiary) shall bring any action for relief against another Party arising out of or in connection with this Agreement, in addition to all other remedies to which the prevailing Party (or permitted third party beneficiary) may be entitled, the losing Party (or permitted third party beneficiary) shall be required to pay to the prevailing Party (or permitted third party beneficiary) a reasonable sum for attorney’s  fees and costs incurred in bringing or defending such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment. For the purposes of this Section, attorney’s fees shall include, without limitation, fees incurred with respect to the following: (i) post judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery and (v) bankruptcy litigation.

J.   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement using counsel of their choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Time is of the essence of each provision of this Agreement. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby,” shall refer to this entire Agreement and not just the Section or paragraph in which such word appears.

K.   Incorporation of Exhibits and Schedules. The Exhibits and Schedules described in this Agreement are incorporated herein by reference and made a part hereof.

L.   Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in applicable corporate law. No amendment or waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same is in writing and signed by the Party making such amendment or waiver. No delay or omission of any Party in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.

M.   Survival. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing, and continue in full force and effect for a period of one year thereafter, or the expiration of the applicable statute of limitations, whichever is earlier.

N.   Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

O.   Entire Agreement. This Agreement, including the attached Exhibits and Schedules, constitutes the entire agreement among the Parties with respect to its subject matter and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to such subject matter. No Party has relied upon any promise, representation or undertaking not expressly set forth herein, and each Party agrees that it may only rely on the representations, warranties, covenants and agreements set forth herein. To the extent that there is any conflict between any provision in this Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.

P.   Further Assurance. Each Party shall do and perform, or cause to be done and performed, at its expense, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as another Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Q.   Remedies. No provision of this Agreement providing for any specific remedy to a Party shall be construed to limit such Party to the specific remedy described, and any other remedy that would otherwise be available to such Party at law or in equity shall also be available. The Parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized persons on the date first above written.

TEDOM:

TEDOM CAPITAL, INC.

By: ____________________________
Its: ____________________________

MERGER SUB:

TEDOM ACQUISITION CORPORATION

By: ____________________________
Its: ____________________________

eLAYAWAY:

eLAYAWAY, INC.

By: ____________________________
Its: ____________________________

LIST OF EXHIBITS AND SCHEDULES

Exhibit A:    List of Holders of eLayaway’s Stock and Warrants
Exhibit B:    Tedom's Capital Structure at Closing
Exhibit C:    Tedom’s and Merger Sub’s Banking Information

eLayaway Disclosure Schedule
Tedom Disclosure Schedule

EXHIBIT A

List of Holders of eLayaway’s Stock and Warrants

Name	Type of Security	State of Residence/Principal Place of Business

LISTATTACHED AS A SEPARATE DOCUMENT

EXHIBIT B

Tedom’s Capital Structure at Closing

	Common Stock	Preferred Stock
Restricted	14,967,975
Public Company Group - FT	1,305,000
Ventana - FT	481,515

Total	16,754,490

Series A (a)		1,854,013
Series B (a)		2,788,368
Series C (a)		3,142,452
Series D (a)		154,282

Total		7,939,1 15
(a) Preferred shares can be converted 1 for 1 into common shares after 12 months.

EXHIBIT C

Tedom’s and Merger Sub’s Banking Information

The only bank account is Tedom’s at City National Bank, account #112700315. Jason Weilert is the only signatory on that account.

eLAYAWAY DISCLOSURE SCHEDULE

No exceptions.

TEDOM DISCLOSURE SCHEDULE

No exceptions.